Exhibit 4.2

LINKEDIN CORPORATION

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2008, by and among LinkedIn Corporation, a Delaware corporation formerly known as LinkedIn, Ltd. (the “Company”), and the parties (each an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors,” as such Schedule of Investors may be amended from time to time to reflect additional holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock). Capitalized terms used in this Agreement have the meanings ascribed to them in Section 1. This Agreement amends and restates the Second Amended and Restated Investors’ Rights Agreement, dated as of December 29, 2006, by and among the Company and the persons and entities who are signatories thereto (the “Prior Rights Agreement”).

WHEREAS, certain of the Investors (the “Prior Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or shares of Common Stock issued upon conversion thereof, and possess registration rights, information rights, rights of first refusal and other rights pursuant to the Prior Rights Agreement;

WHEREAS, the Prior Investors who have signed this Agreement (i) desire to amend and restate the Prior Rights Agreement and accept the rights and obligations set forth in this Agreement in lieu of the rights and obligations as set forth under the Prior Rights Agreement, and (ii) hold a majority of the shares of the Company’s equity securities defined as “Registrable Securities” under the Prior Rights Agreement, and therefore have the ability pursuant to Section 13.7 of the Prior Rights Agreement to amend the Prior Rights Agreement on behalf of all Prior Investors with the consent of the Company;

WHEREAS, the Company and certain Investors are parties to that certain Series D Preferred Stock Purchase Agreement dated the same date as this Agreement (the “Purchase Agreement”) pursuant to which the Company has agreed to sell, and certain Investors have agreed to purchase, shares of the Company’s Series D Preferred Stock (and together with the Series -A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”);

WHEREAS, the Company’s and certain Investors’ respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement by such Investors, Prior Investors holding a majority of the “Registrable Securities” as defined in the Prior Rights Agreement and the Company; and

WHEREAS, in connection with the purchase by certain Investors of the Series D Preferred Stock pursuant to the Purchase Agreement, the Company desires to grant to such Investors certain information rights, registration rights and preemptive rights with respect to the stock of the Company held by them.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereby agree that the Prior Rights Agreement shall be amended and restated in its entirety by this Agreement, and the parties hereto further agree as follows.

A.        The Prior Investors hereby waive the pre-emptive rights, including any notice requirement, as set forth in Section 11 of the Prior Agreement with respect to the Series D Preferred Stock issued under the Purchase Agreement.

1.           Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

1.1        “Board” means the Board of Directors of the Company.

1.2        “Commission” or “SEC’ means the Securities and Exchange Commission or any successor agency.

1.3        “Common Stock” shall mean the Company’s Common Stock, $0.0001 par value, and shares of Common Stock issued or issuable upon conversion of the Company’s outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock.

1.4        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5        “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6        “Fully Diluted Basis” means all shares of Common Stock outstanding and all shares of Common Stock then issuable upon (a) conversion of the Series A Preferred Stock then outstanding, (b) conversion of the Series B Preferred Stock then outstanding, (c) conversion of the Series C Preferred Stock then outstanding, (d) conversion of the Series D Preferred Stock then outstanding, (e) exercise or conversion of any options, warrants, and other derivative securities then outstanding and (0 the exercise or conversion of any other then outstanding securities or indebtedness of the Company pursuant to which Common Stock may be issued.

1.7        “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 6 or Section 13.8 hereof.

1.8        “Participating Holders” means Holders participating, or electing to participate, in an offering of Registrable Securities.

1.9        “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

1.10      “Qualified IPO” means the Company’s firmly underwritten public offering of the Company’s shares of Common Stock in connection with which all outstanding shares of Preferred Stock of the Company are converted to Common Stock.

1.11      “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of any Series A Preferred Stock (other than the SVB Shares), Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by the Investors, (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above (other than the SVB Shares), and (iii) any Common Stock of the Company issued by way of a stock split of the shares referenced in (i) or (ii) above (other than the SVB Shares), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its, his or her rights under this Agreement are not assigned in accordance with Section 6 or Section 13.8; provided, however, that the SVB Shares shall be deemed to be and shall constitute “Registrable Securities” for purposes of (and only for purposes of) Section 3. Notwithstanding the foregoing, such Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter, in a registered securities transaction or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

1.12      The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act; and the declaration or ordering of the effectiveness of such registration statement.

1.13      “Registration Expenses” mean all expenses (other than Selling Expenses) arising from or incident to the performance of, or compliance with, Sections 2, 3 or 4 including, without limitation, (i) SEC, stock exchange, NASD and other registration, qualification and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws, (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the NASDAQ National Market and (vi) Securities Act liability insurance (if the Company elects to obtain such insurance), regardless of whether any Registration Statement filed in connection with such registration is declared effective. “Registration Expenses” shall also include the fees, charges and disbursements of one (1) counsel to all of the Participating Holders participating in any underwritten public offering pursuant to Sections 2, 3 or 4 (which shall be selected by a majority, based on the number of Registrable Securities to be sold, of the Participating Holders); provided, however, that such fees, charges and disbursements of counsel to the Participating Holders shall not exceed $50,000.

1.14      “Registration Statement” shall mean any registration statement of the Company filed with the SEC on the appropriate form pursuant to the Securities Act which covers any of the shares of Common Stock and any other Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

1.15      “Securities Act” means the Securities Act of 1933, as amended.

1.16      “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Participating Holders and any expenses of counsel or other advisors to the Participating Holders which are not covered under, or are in excess of the limits set forth in, the definition of Registration Expenses.

1.17      “Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001, of the Company.

1.18      “Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001, of the Company.

1.19      “Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001, of the Company.

1.20      “Series D Preferred Stock” means the Series D Preferred Stock, par value $0.0001, of the Company.

1.21      “SVB Shares” means shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock issued or issuable upon exercise of that certain Warrant to purchase stock dated September 20, 2004, issued by the Company to Silicon Valley Bank, and any shares of Common Stock issued by way of a stock split of the shares referenced in the foregoing.

1.22      “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

1.23      “Valid Business Reason” shall have the meaning set forth in Section 2.5.1.

2.            Demand Registration.

2.1        Request by Holders.   If the Company receives at any time after the earlier of (i) December 31, 2009, and (ii) one hundred and eighty (180) days after the closing of the Company’s first firmly underwritten public offering of its shares of Common Stock, a written request from Holders of Registrable Securities (the “Requesting Holders”) that the Company register at least forty percent (40%) of the Registrable Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) originally covered by this Agreement which, in the aggregate, have a reasonably anticipated gross offering price to the public (net of Selling Expenses) of not less than $5,000,000 (a “Demand Request”), then the Company shall, within ten (10) days after receipt of such Demand Request, give written notice of such request (“Request Notice”) to all Holders. Each Demand Request shall (i) specify the number of Registrable Securities that the Requesting Holders intend to sell or dispose of pursuant to the Demand Request, and (ii) state the intended method or methods of sale or disposition of the Registrable Securities. Following receipt of a Demand Request, the Company shall:

2.1.1    cause to be filed or confidentially submitted, as soon as practicable, but within ninety (90) days of the date of delivery to the Company of the Demand Request, a Registration Statement covering such Registrable Securities which the Company has been so requested to register by the Requesting Holders and all or such portion of the Registrable Securities of any other Holders which such Holders’ request the Company be registered, as specified in a notice to the Company given within twenty (20) days of the mailing of the Request Notice, providing for the registration under the Securities Act of such Registrable Securities to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended method of distribution specified in such Demand Request; and

2.1.2    use its reasonable best efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter.

2.2         Effective Registration Statement.  A registration requested pursuant to this Section 2 shall not be deemed to have been effected (i) unless a Registration Statement with respect thereto has become effective (unless the failure of such Registration Statement to become effective shall be attributable solely to one or more Participating Holders) and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Holders thereof set forth in such Registration Statement; provided, however, that such period shall not exceed one hundred and eighty (180) days; (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable solely to the Participating Holders which was thereafter not removed, or if the offering of Registrable Securities is not consummated for any reason or due to factors beyond the control of Participating Holders; (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived (unless a substantial cause of such conditions to closing not being satisfied shall be attributable solely to one or more Participating Holders); or (iv) if the Requesting Holders are cut back to fewer than twenty percent (20%) of the Registrable Securities requested to be registered.

2.3         Selection of Underwriters.  In the event that the Company is required to file a Registration Statement covering any Registrable Securities of any Requesting Holders pursuant to Section 2 and the proposed public offering is to be an underwritten public offering, the managing underwriter shall be one or more reputable nationally recognized investment banks selected by the Company, but subject to the approval of a majority in interest of the Participating Holders, which shall not be unreasonably withheld. All Participating Holders pro-posing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

2.4         Priority for Demand Registration.  Notwithstanding any other provision of this Section 2, if the managing underwriter of an underwritten public offering determines and advises the Participating Holders and the Company in writing that the inclusion of all securities proposed to be included by the Company and any other holders in the underwritten public offering would materially and adversely interfere with the successful marketing of the Participating Holders’ Registrable Securities, then the Company, the other holders and the Participating Holders shall not be permitted to include any securities in excess of the amount, if any, of securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering. The securities to be included in a registration requested by the Requesting Holders pursuant to Section 2 shall be allocated: first, to the Participating Holders, second, to the Company and third, to any other stockholders of the Company requesting registration of securities of the Company. To the extent that the amount of Registrable Securities to be registered for the Participating Holders is so required to be reduced pursuant to this Section 2.4, the Company will be obligated to include in such Registration Statement, as to each Participating Holder, only a portion of the Registrable Securities such Holder has requested be registered equal to the ratio which such Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Participating Holders who have requested that their Registrable Securities be included in such Registration Statement. No stockholder or prospective stockholder of the Company shall be granted demand registration rights without the consent of the Holders of at least a majority of the Registrable Securities, except pursuant to this Agreement.

2.5         Limitations on Demand Registrations to the Participating Holders.

2.5.1      The Company may delay making a filing of a Registration Statement or taking action in connection therewith if the Company provides to the Participating Holders a written certificate signed by the President or Chief Executive Officer of the Company, prior to the time it would otherwise have been required to file or confidentially submit such Registration Statement pursuant to this Section 2, stating that the Board has determined in good faith that the filing or confidential submission of such Registration Statement would be seriously detrimental to the Company, including as a result of a financing, acquisition, disposition, merger or other material transaction (collectively, a “Valid Business Reason”); provided, however, that such right to delay a Demand Request under this Section 2.5.1 shall be exercised by the Company not more than twice in any twelve (12) month period and the Company shall only have the right to delay a Demand Request on each occasion for a period not to exceed ninety (90) days individually, or one hundred twenty (120) days in the aggregate, after the receipt of the Demand Request, and during such time, the Company may not file a Registration Statement for securities to be issued and sold for its own account or for that of anyone other than the Holders (except and to the extent such filing is necessary due to such Valid Business Reason).

2.5.2      The Company shall only be obligated to effect two (2) Demand Requests pursuant to this Section 2, provided, however, (i) the Holders agree not to make a Demand Request until one hundred eighty (180) days after the effective date of any registration statement filed by the Company for an offering of its securities, and (ii) the Company shall not be obligated to effect a Demand Request if it delivers written notice to the Requesting Holders within thirty (30) days of its receipt of any Demand Request of its intent to file a registration statement for an offering of its securities within sixty (60) days of the date it provides such notice. Any Demand Request shall not be counted as one of the two (2) Demand Requests unless such registrations have been declared and ordered effective.

  2.5.3      The Company shall not be required to comply with a Demand Request if the Participating Holders propose to dispose of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 4 hereof.

2.6        Cancellation of Registration.  A majority in interest of the Participating Holders shall have the right to cancel a proposed registration of Registrable Securities pursuant to this Section 2 when the request for cancellation is based upon material adverse information relating to the Company that is different from the information known to the Participating Holders at the time of the Demand Request. Such cancellation of a registration shall not be counted as one of the two (2) Demand Requests.

3.           Piggyback Registrations.

3.1        Right to Include Registrable Securities.  Each time that the Company proposes for any reason to register any of its Common Stock under the Securities Act, either for its own account or for the account of a stockholder or stockholders exercising demand registration rights, other than Demand Requests pursuant to Section 2 hereof, or Registration Statements on Forms S-4 or S-8 (or similar or successor forms) (a “Proposed Registration”), the Company shall promptly give written notice of such Proposed Registration to all of the Holders of Registrable Securities (which notice shall be given in no event less than thirty (30) days prior to the expected effective date of the Company’s Registration Statement) and shall offer such Holders the right to request inclusion of any of such Holder’s Registrable Securities in the Proposed Registration. No registration pursuant to this Section 3 shall relieve the Company of its obligation to register Registrable Securities pursuant to a Demand Request, as required by Section 2 hereof. The rights to piggyback registration may be exercised on an unlimited number of occasions.

3.2        Piggyback Procedure.  Each Holder of Registrable Securities shall have twenty (20) days from the date of receipt of the Company’s notice referred to in Section 3.1 above to deliver to the Company a written request specifying the number of Registrable Securities such Holder intends to sell and such Holder’s intended method of disposition. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any Registration Statement pursuant to this Section 3 by giving written notice to the Company of such withdrawal; provided, however, that the Company may ignore a notice of withdrawal made within less than one full business day prior to the date the Registration Statement is scheduled to become effective. Subject to Section 3.4 below, the Company shall use its reasonable best efforts to include in such Registration Statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such Proposed Registration if it shall at the same time withdraw or cease proceeding with the registration of all other shares of Common Stock originally proposed to be registered.

3.3        Selection of Underwriters.  The managing underwriter for any Proposed Registration that involves an underwritten public offering shall be one or more reputable nationally recognized investment banks selected by the Company.

3.4        Priority for Piggyback Registration.

  3.4.1    Notwithstanding any other provision of this Section 3, if the managing underwriter of an underwritten public offering determines and advises the Company and the Holders in writing that the inclusion of all Registrable Securities proposed to be included by the Holders of Registrable Securities in the underwritten public offering would materially and adversely interfere with the successful marketing of the Company’s securities in the Proposed Registration, then the Holders of Registrable Securities shall not be permitted to include any Registrable Securities in excess of the amount, if any, of Registrable Securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of securities to be registered for the Company. Upon such an event, the Company will be obligated to include in such Registration Statement, as to each Holder, only a portion of the Registrable Securities such Holder has requested be registered equal to the ratio which such Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Holders who have requested that their Registrable Securities be included in such Registration Statement, and no party, other than the Company and the Holders of Registrable Securities, shall be permitted to include their shares of Registrable Securities in any such Proposed Registration. The securities to be included in a Proposed Registration initiated by the Company shall be allocated: first, to the Company; second, pari passu to the Holders, and third, to any others requesting registration of securities of the Company.

  3.4.2    Notwithstanding any portion of the foregoing to the contrary, in no event shall the shares to be sold by the Holders of Registrable Securities be reduced below twenty percent (20%) of the total amount of securities included in the Proposed Registration provided, however, that in the case of the Qualified IPO, if the managing underwriter for the Qualified IPO determines and advises the Company that, in its judgment, the offering can be marketed more successfully if all shares held by stockholders of the Company (including the Holders) are excluded from the Registration Statement, and the Company’s Board of Directors unanimously approves such exclusion, then for the Qualified IPO the Company shall be entitled to exclude all Registration Securities from the Registration Statement, so long as all securities of the Company held by any other stockholder of the Company are similarly excluded. No stockholder or prospective stockholder of the Company shall be granted piggyback registration rights which would reduce the number of shares to be included by the Holders of the Registrable Securities in such registration without the consent of the Holders of at least a majority of the Registrable Securities.

  3.4.3    If as a result of the provisions of this Section 3.4, any Holder shall not be entitled to include more than 50% of its Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement.

3.5        Underwritten Offering.  In the event that the Proposed Registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any request under this Section 3 shall specify that the Registrable Securities be included in the underwriting on the same terms and conditions as the shares, if any, otherwise being sold through the underwriters under such registration. The Holders of Registrable Securities participating in any registration pursuant to Section 3 shall be parties to the underwriting agreement entered into by the Company and any other selling stockholders in connection therewith containing such representations and warranties by the Company and such participating sellers and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary indemnity and contribution provisions; provided, however, that the liability of each Holder in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (i) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for inclusion therein and (ii) shall not in any event exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such registration.

3.6        No Effect on Demand Registration.  No registration effected pursuant to a request under this Section 3 shall be deemed to have been effected pursuant to Section 2 or shall relieve the Company of its obligation to effect any registration upon request under Section 2.

4.           Demand Registration on Form S-3.

4.1        Request by Holders.  After its Qualified IPO, the Company shall use its reasonable best efforts to qualify for registration for resales on Form S-3. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of Section 3, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (or similar or successor form) covering the sale or other distribution of Registrable Securities (“Form S-3 Demand”) if the reasonably anticipated aggregate gross proceeds would equal or exceed $1,000,000. If such condition is met, the Company shall (A) promptly give written notice of the proposed registration, and any related qualifications and compliance, to all other Holders; and (B) use its reasonable best efforts to, as soon as practicable, register under the Securities Act on Form S-3 (or any similar or successor form) for sale in accordance with the method of disposition specified in the Form S-3 Demand, the number of Registrable Securities specified by all such Holders. In connection with a Form S-3 Demand, the Company agrees to include in the prospectus included in any Registration Statement on Form S3, such material describing the Company to the extent the rules applicable to preparation of Form S-3 require the inclusion of such information.

4.2        Delay in Form S-3 Registration.  Notwithstanding Section 4.1, the Company may delay making a filing of a Registration Statement on Form S-3 or taking action in connection therewith if the Company provides to the Participating Holders a written certificate signed by the President or Chief Executive Officer of the Company, prior to the time it would otherwise have been required to file or confidentially submit such Registration Statement, stating that the Board has determined in good faith that the filing or confidential submission of such Registration Statement would be seriously detrimental to the Company as a result of a Valid Business Reason; provided, however, that such right to delay a Form S-3 Demand under this Section 4.2 shall be exercised by the Company not more than twice in any twelve (12) month period and the Company shall only have the right to delay a Form S-3 Demand on each occasion for a period not to exceed ninety (90) days individually, or one hundred twenty (120) days in the aggregate, after the receipt of the Form S-3 Demand, and during such time, the Company may not file a Registration Statement for securities to be issued and sold for its own account or for that of anyone other than the Holders (except and to the extent such filing is necessary due to such Valid Business Reason).

4.3        Limitation on Number of Form S-3 Demands.  The Company shall only be obligated to effect two (2) Form S-3 Demands pursuant to this Section 4 within any twelve (12) month period, and the Holders agree not to make a request for a Form S-3 Demand until six (6) months after the effective date of any registration statement (not including any registration statement on Form S-4 or Form S-8) filed by the Company for an offering of its securities. Any request for a Form S-3 Demand shall not be counted as one of the two (2) Form S-3 Demands unless such registration has been declared and ordered effective and remains effective in accordance with Section 2.2.

4.4        No Effect on Demand Registration. No registration effected pursuant to a request under this Section 4 shall be deemed to have been effected pursuant to Section 2 or shall relieve the Company of its obligation to effect any registration upon request under Section 2.

5.           Registration Procedures

5.1        Obligations of the Company.  Whenever registration of Registrable Securities is required pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as possible, and in connection with any such request, the Company shall, as expeditiously as possible:

5.1.1    Preparation of Registration Statement; Effectiveness.  Use its reasonable best efforts to prepare and file with the SEC (in any event not later than ninety (90) days after receipt of a Demand Request or not later than twenty (20) days after receipt of a Form S-3 Demand to file a Registration Statement with respect to Registrable Securities, or such longer period (not to exceed one hundred twenty (120) days after such receipt) as the Company may in good faith require), a Registration Statement on any form on which the Company then qualifies, which counsel for the Company shall deem appropriate and pursuant to which such offering may be made in accordance with the intended method of distribution thereof (except that the Registration Statement shall contain such information as may reasonably be requested for marketing or other purposes by the managing underwriter), and use its reasonable best efforts to cause any registration required hereunder to become effective as soon as practicable after the initial filing thereof and remain effective for a period of not less than one hundred and eighty (180) days (or such shorter period in which all Registrable Securities have been sold in accordance with the methods of distribution set forth in the Registration Statement); provided, however, that, in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred eighty (180) day period shall be extended, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis;

5.1.2    Participation in Preparation.  Provide any Participating Holder, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each, an “Inspector” and, collectively, the “Inspectors”), the opportunity to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

5.1.3    Due Diligence.  For a reasonable period prior to the filing of any Registration Statement pursuant to this Agreement, make available for inspection and copying by the Inspectors such financial and other information and books and records, pertinent corporate documents and properties of the Company and its subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, as shall be reasonably necessary, in the judgment of the respective counsel referred to in Section 5.1.2, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that if requested by the Company, each Inspector shall enter into a confidentiality agreement with the Company prior to participating in the preparation of the Registration Statement or the Company’s release or disclosure of confidential information to such Inspector;

5.1.4    General Notifications.  Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (i) when such Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective, (ii) when the SEC notifies the Company whether there will be a “review” of such Registration Statement and (iii) of any request by the SEC for any amendments or supplements to such Registration Statement or the prospectus or for additional information;

5.1.5    10b-5 Notification.  Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold pursuant to any Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, any prospectus included in such Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and file it with the SEC (in any event no later than ten (10) days following notice of the occurrence of such event to each Participating Holder, the sale or placement agent and the managing underwriter) so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

5.1.6    Notification of Stop Orders; Suspensions of Qualifications and Exemptions.  Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of the issuance by the SEC of (i) any stop order issued or threatened to be issued by the SEC or (ii) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and the Company agrees to use its reasonable best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

5.1.7    Amendments and Supplements; Acceleration.  Prepare and file with the SEC such amendments, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such prospectus as so supplemented. If a majority in interest of the Participating Holders so request, to request acceleration of effectiveness of the Registration Statement from the SEC; provided that at the time of such request, the Company does not in good faith believe that it is necessary to amend further the Registration Statement in order to comply with the provisions of this subparagraph. If the Company wishes to further amend the Registration Statement prior to requesting acceleration, it shall have five (5) business days to so amend prior to requesting acceleration;

5.1.8    Copies.  Furnish as promptly as practicable to each Participating Holder and Inspector prior to filing a Registration Statement or any supplement or amendment thereto, copies of such Registration Statement, supplement or amendment as it is proposed to be filed, and after such filing such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as each such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder;

5.1.9    Blue Sky.  Use its reasonable best efforts to, prior to any public offering of the Registrable Securities, register or qualify (or seek an exemption from registration or qualifications) such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder or underwriter may request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as a Participating Holder or underwriter requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any Participating Holder to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, but for this subparagraph;

5.1.10    Other Approvals.  Use its reasonable best efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the Participating Holders and underwriters to consummate the disposition of Registrable Securities;

5.1.11    Agreements.  Enter into customary agreements (including any underwriting agreements in customary form), and take such other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities;

5.1.12    “Cold Comfort” Letter.  Obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the Participating Holders;

5.1.13    Legal Opinion.  Furnish, at the request of any underwriter of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the Holders, and the placement agent or sales agent, if any, thereof and the underwriters, if any, thereof, covering such legal matters with respect to the registration in respect of which such opinion is being given as such underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the Participating Holders;

5.1.14    SEC Compliance, Earnings Statement.  Use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make available to its stockholders, as soon as reasonably practicable, but no later than eighteen (18) months after the effective date of any Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of such Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

5.1.15    Certificates, Closing.  Provide officers’ certificates and other customary closing documents;

5.1.16    NASD.  Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with the NASD;

5.1.17    Road Show.  Cause appropriate officers as are requested by an managing underwriter to participate in a “road show” or similar marketing effort being conducted by such underwriter with respect to an underwritten public offering;

5.1.18    Listing.  Use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and if not so listed, to be listed on the NASD automated quotation system;

5.1.19    Transfer Agent, Registrar and CUSIP.  Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case, no later than the effective date of such registration;

5.1.20    Private Sales.  Use its reasonable best efforts to assist a Holder in facilitating private sales of Registrable Securities by, among other things, providing officers’ certificates and other customary closing documents reasonably requested by a Holder; and

5.1.21    Reasonable Best Efforts.  Use its reasonable best efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

5.2         Seller Information.  The Company may require each Participating Holder as to which any registration is being effected to furnish the Company with such information regarding such Participating Holder and such Participating Holder’s method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing. If a Participating Holder refuses to provide the Company with any of such information on the grounds that it is not necessary to include such information in the Registration Statement, the Company may exclude such Participating Holder’s Registrable Securities from the Registration Statement if the Company, in good faith, believes that such information should be included in the Registration Statement and such Participating Holder continues thereafter to withhold such information. The exclusion of a Participating Holder’s Registrable Securities shall not affect the registration of the other Registrable Securities to be included in the Registration Statement.

5.3         Notice to Discontinue.  Each Participating Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to this Agreement agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in Section 5.1.5, such Participating Holder shall use best efforts to forthwith discontinue the disposition of Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.1.5 or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference into the prospectus, and, if so directed by the Company in the case of an event described in Section 5.1.5, such Participating Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Participating Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement is to be maintained effective by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5.1.5 to and including the date when the Participating Holder shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 5.1.5.

5.4        Registration Expenses.  Except as otherwise provided herein, all Registration Expenses shall be borne by the Company; provided, however, that the Company shall not be required to pay for any Registration Expenses of any registration proceeding commenced as a result of a Demand Request that is subsequently withdrawn or canceled by that number of Participating Holders such that there are no longer sufficient Participating Holders to make a Demand Request (i.e., the Participating Holders hold less than twenty percent (20%) of the Registrable Securities), in which case the Participating Holders shall bear such Registration Expenses pro rata on the basis of the number of shares proposed to be registered; unless at the time of such withdrawal, the Participating Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Participating Holders at the time of their request or such registration is withdrawn after being deferred pursuant to Sections 2.5.1 or 4.2, then the Participating Holders shall not be required to pay any of such Registration Expenses. All Selling Expenses relating to Registrable Securities registered shall be borne by the Participating Holders of such Registrable Securities pro rata on the basis of the number of shares so registered.

6.           Transfer of Registration Rights.  The rights granted under this Agreement to a Holder, including without limitation, the right to cause the Company to register securities, to participate in a registration of the Company or to receive information of the Company pursuant to Section 10, may be assigned by a Holder only to a transferee or assignee of such securities which is a (a) subsidiary, parent, affiliate, general partner, limited partner, retired partner, member or retired member of the Holder, (b) family member of a Holder or trust for the benefit of any Holder that is a natural person or any family member thereof, (c) charitable institution, or (d) any transferee or assignee acquiring not less than 1,500,000 shares of Registrable Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares); provided, however, (i) the transferor shall have furnished to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) to the extent that such transferee is not already a party hereto, such transferee shall agree to be bound by all of the terms, and subject to all restrictions, set forth in this Agreement, and shall thereby become a Holder under the terms of this Agreement and (iii) any such transfer by gift to a charitable institution shall be subject to the following: (A) no such charitable institution transferee shall be entitled to the rights granted herein to Major Investors but not other Holders, whether or not the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock transferred by gift to such transferee would be sufficient to qualify such transferee as a Major Investor and (B) the terms governing such transfer by gift shall provide that in the event of any registration or other event as to which such charitable institution transferee may be entitled to notice or to participate, the Company shall be entitled to send any such notices to the transferor and deal only with the transferor, who shall be solely responsible for providing notice, arranging for signatures on documents and otherwise acting as an administrative agent for such charitable institution with respect to such institution’s rights under this agreement. With respect to transfers or assignments of rights pursuant to clauses (a), (b) and (c) hereof, the failure by any Holder to comply with clauses (i) and (ii) hereof shall not be deemed a breach of this Agreement, however, upon the receipt of notice by Holder from the Company of such failure to comply, Holder, and its transferee or assignee, shall use their commercially reasonable efforts to provide to the Company the requisite notice and joinder, as applicable, in accordance with clauses (i) and (ii) hereof. In the event that a Holder transfers to more than one transferee, the following shall apply: (A) wherever the provisions of this Agreement require notice to be given to a Holder, such notice will be deemed sufficiently given by notice to each original Holder of Preferred Stock and to each transferee that is a Holder holding at least 1,500,000 shares of Registrable Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) at the date of such notice; and (B) wherever the provisions of this Agreement require the consent of a Holder, such consent shall be deemed received by the consent of the original Holder of Preferred Stock, or the majority in interest of the transferees of a Holder’s Registrable Securities.

7.        Termination of Registration Rights.  The rights contained in Sections 2, 3, and 4 hereof shall terminate at the earlier of (a) five (5) years from the effective date of the Company’s first Registration Statement for a public offering of securities of the Company or (b) with respect to a Holder, at such time that, in the opinion of the Company’s counsel, all Registrable Securities held, or issuable upon conversion of securities then held, by such Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144, and such Registrable Securities represent less than one percent (1%) of all outstanding shares of the Company’s capital stock.

8.        Holdback Agreements; Restrictions on Public Sale by Holders.  If requested by the lead managing underwriter in connection with the Company’s initial public offering, each Holder of Registrable Securities agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during a period of not more than one hundred eighty (180) days commencing on the effective date of the Registration Statement, or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within eighteen (18) days before or after the date that is one hundred eighty (180) days after the effective date of the Registration Statement, but in any event not to exceed two hundred ten (210) days following the effective date of the Registration Statement (the “Lock-Up Period”), unless expressly authorized to do so by the lead managing underwriter; provided, however, all of the Company’s directors, officers and shareholders owning five percent (5%) or more of the Company’s fully diluted voting stock agree to substantially similar terms; provided further the Holders shall not be required to sign lock-up agreements unless all of the Company’s directors, officers and stockholders owning one percent (1%) or more of the Company’s fully diluted voting stock have signed lock-up agreements with the managing underwriters on substantially similar terms. Any such lock-up agreements signed by the Holders shall contain reasonable and customary exceptions, including, without limitation, the right of a

Holder to make transfers to certain Affiliates and transfers related to shares of Common Stock owned by Holders as a result of open market purchases made in or following the closing of the IPO. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restrictions until the end of the relevant period.

9.           Indemnification

9.1        Company Indemnification.  To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors, employees, members and partners and such Holder’s legal counsel and independent accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to whose securities registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), joint or several, including any of the foregoing incurred in settlement of any litigation, (i) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or (ii) any violation or alleged violation by the Company of any rule or regulation promulgated under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under any laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, employees, members and partners and such Holder’s legal counsel and independent accountants, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided the Company shall not be liable for amounts paid in settlement of any claims if such settlement is made without the consent of the Company, which consent shall not be unreasonably withheld, and that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder and related to such Holder specifically for use therein.

9.2        Holder Indemnification.  To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such selling Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, employees, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by or on behalf of such Holder, related to such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and that the obligations of any such Holder hereunder shall be limited to an amount equal to the net proceeds actually realized by such Holder upon the sale of those Registrable Securities which were covered by such registration statement, prospectus, offering circular or other document in which the alleged statement or omission appeared as contemplated herein.

9.3        Notification of Claim.  Each party entitled to indemnification under this Section 9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) within ten (10) business days after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and that the Indemnifying Party shall provide return notice to the Indemnified Party within ten 10 business days to the effect that such Indemnifying Party shall undertake the indemnification obligation provided for herein; provided, however that the Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further-that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is materially impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

9.4        Contribution.  If the indemnification provided for in Sections 9.1 and 9.2 is unavailable or insufficient to hold harmless an Indemnified Party thereunder, then each Indemnifying Party thereunder shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages, costs, expenses, liabilities or actions referred to in Sections 9.1 and 9.2 in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with statements, actions or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 9.4 were to be determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 9.4. The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 9.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this Section 9.4. Promptly after receipt by an Indemnified Party of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an Indemnifying Party under Section 9.4, such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof if the notice specified in Section 9.3 has not been given with respect to such action; provided that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise under Section 9.4 except to the extent that the Indemnifying Party’s ability to defend against such action is materially impaired by such failure to give notice. The parties hereto agree with each other and shall agree with the underwriters of the Common Stock of the Company pursuant to the terms hereof, if requested by such underwriters, that (i) the underwriters’ portion of such contribution shall not exceed the underwriting discount, commission and other compensation and (ii) for a Holder, the amount of such contribution, when combined with any amounts paid by such Holder pursuant to Section 9.2, shall not exceed an amount equal to the proceeds received by such Holder from the sale of securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

9.5        Survival.  The obligations of the Company and the Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a registration statement under Sections 2, 3 or 4 of this Agreement.

10.        Responsibilities of Disclosure

10.1       Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission (including Rule 144 under the Securities Act) which may at any time permit the sale of Registrable Securities to the public without registration, the Company agrees to:

10.1.1  Public Information.  Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after ninety (90) days from the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public or after the Company first becomes subject to the reporting requirements of the Exchange Act;

10.1.2  Filings with SEC.  File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

10.1.3  Compliance Statement.  Furnish to Holders of Registrable Securities forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder of Registrable Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration;

10.1.4  Cooperation.  Cooperate with Holders of Registrable Securities to permit such Holders to transfer their securities under Rule 144 including, without limitation, providing such documents, certificates of officers and opinions of counsel as may be reasonably requested by the Company’s transfer agent or the Holder; and

10.1.5  Other Actions.  Take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable -the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective.

10.2       Reporting.  The Company shall furnish to any Holder of at least 500,000 shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or a combination thereof totaling at least 500,000 shares (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares after the date hereof) (such Holder, a “Major Investor”) (i) not more than ninety (90) days after the end of each fiscal year, audited, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, audited, consolidated statements of income and changes in stockholders equity and audited, consolidated statements of cash flows of the Company and its subsidiaries, if any, for such year, all in reasonable detail and setting forth in each case in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and accompanied by an opinion of the Company’s independent accountants (who shall be, in each case, a nationally recognized firm or otherwise acceptable to the Board); and (ii) not more than thirty (30) days after the end of each fiscal quarter, unaudited, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal quarter, unaudited, consolidated statements of income and changes in stockholders equity, and unaudited, consolidated statements of cash flows of the Company and its subsidiaries, if any, for such quarter and for the portion of the fiscal year then ended, all in reasonable detail and setting forth in each case in comparative form the respective figures for the corresponding date and period in the preceding fiscal year and to the Company’s operating plan then in effect, prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments), and (iii) within thirty (30) days after the end of each fiscal month, unaudited, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal month, and unaudited, consolidated statements of income and changes in stockholders equity and unaudited, consolidated statements of cash flows of the Company and its subsidiaries, if any, for such month and for the portion of the fiscal year then ended, all in reasonable detail and setting forth in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments), (iv) as soon as practicable prior the beginning of a fiscal year, and in any event no less than thirty (30) days prior to the beginning of such fiscal year, an annual budget and operating plan (including projected balance sheets and profit and loss and cash flow statements) for such following fiscal year, and (v) any other management reports, financial summaries or budgets, that are prepared by or on behalf of the Company for the Board (unless the Board determines that disclosure of such information would be seriously detrimental the Company); provided with respect to the financial statements called for in subsections (ii) and (iii) of this Section 10.2, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP and subject to normal year-end adjustments) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment. All covenants of the Company contained in this Section 10.2 shall expire and terminate as to each Holder upon the consummation of the Qualified IPO.

10.3    Inspection Rights.  The Company shall permit each Major Investor and its representatives, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 10.3 to provide access to any information or portion thereof (a) if delivery of such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel, or (b) such Major Investor is a direct competitor of the Company, as so determined in good faith by the Board. Each Major Investor shall sign a confidentiality agreement in reasonable form and scope if so requested to hold in confidence all information so received or obtained during such visit or inspection. All covenants of the Company contained in this Section 10.3 shall expire and terminate as to each Major Investor upon the consummation of the Qualified IPO. The provisions of this

Section 10.3 are not intended to limit the statutory rights of inspection that may be available to the Holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock under the Delaware General Corporation Law, nor modify or limit the Company’s obligation to provide information to any director elected by the Holders of Series A Preferred Stock or Series B Preferred Stock under the Delaware General Corporation Law, solely in his or her capacity as a director of the Company (and, with respect to any particular designee, only for so long as he or she acts as a director of the Company).

11.          Pre-emptive Rights

11.1        Grant.  The Company hereby grants to each Major Investor the preemptive right to purchase such number of New Securities (as defined below) as would enable such Holder to maintain its pro rata share of equity ownership in the Company (calculated on a Fully Diluted Basis) following such issuance at a level held by it immediately prior to such issuance. A Holder’s pro rata share, for purposes of this preemptive right, is the ratio of the number of shares of Common Stock owned by such Holder immediately prior to the issuance of New Securities (calculated on a Fully Diluted Basis), to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (calculated on a Fully Diluted Basis). Each Holder shall have a right of over-allotment such that if any Holder fails to exercise fully its right hereunder to purchase its pro rata share of New Securities, the other Holders may purchase the non-purchasing Holder’s portion not so purchased on a pro rata basis within ten (10) days from the date such nonpurchasing Holder fails to exercise fully its right hereunder to purchase its pro rata share of New Securities. This preemptive right shall be subject to the following provisions.

11.2        Limitation on Grant.  “New Securities” shall mean any capital stock (including Common Stock and/or Preferred. Stock) of the. Company whether or not currently authorized, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include:

11.2.1  shares of the Company’s Common Stock, and/or options, rights or warrants therefor, issued or issuable to employees, officers, directors, contractors, vendors, advisors or consultants of the Company pursuant to the Company’s Amended and Restated 2003 Stock Incentive Plan, the UK Sub-Plan of the Company’s Amended and Restated 2003 Stock Incentive Plan or any other incentive agreements or plans unanimously approved by the Board;

11.2.2  any securities issuable upon conversion of or with respect to any then outstanding shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, warrants or other convertible securities then outstanding;

11.2.3  shares of the Company’s Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization of the Company in which all holders of Preferred Stock are affected proportionally;

11.2.4  securities issued or issuable pursuant to the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other bona fide reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, which issuances are not primarily for equity financing purposes; provided, that such transaction is approved or consented to by the Board;

11.2.5  securities issued or issuable in connection with bona fide, arms’ length bank financings, corporate partnering transactions, strategic alliances, licensing deals, equipment leases, real property leases or acquisitions of businesses or intellectual property rights on terms unanimously approved by the Board, provided that such transactions are entered into for other than primarily equity financing purposes;

11.2.6  securities issued in connection with a Qualified IPO; and

11.2.7  any right, option or warrant to acquire any securities excluded from the definition of New Securities, pursuant to subsections 11.2.1 through 11.2.6 above.

11.3        Notice to Holders.  In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Investor entitled to participate written notice by certified mail of its bona fide intention to offer New Securities, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each such Major Investor shall have thirty (30) days after any such notice is delivered to agree to purchase such Major Investor’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

11.4        Expiration.  In the event the Major Investors fail to exercise fully the preemptive right within such thirty (30) day period and after the expiration of the 10-day period for the exercise of the over-allotment provisions of this Section 11, the Company shall have one hundred and twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of such agreement) to sell the New Securities respecting which the Major Investors’ preemptive right option set forth in this Section 11 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Major Investors pursuant to Section 11.3. In the event the Company has not sold within such one hundred twenty (120) day period or entered into an agreement to sell the New Securities in accordance with the foregoing within such sixty (60) days, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Major Investors in the manner provided in Section 11.3 above.

11.5        Assignment.  The preemptive right in this Section 11 may not be assigned or transferred, except the rights of a Major Investor hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any affiliate (including without limitation any affiliated venture capital fund), subsidiary, parent, partner, retired partner, limited partner, shareholder or member of a Major Investor, (ii) any family member or trust for the benefit of any Major Investor, or (iii) any transferee or assignee acquiring not less than 500,000 shares of Registrable Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares).

11.6    Termination.  The provisions of this Section 11 shall not apply to, and shall terminate upon, the consummation of the Qualified IPO.

12.          Covenants of the Company.  The Company hereby covenants and agrees, so long as any Holder owns any Registrable Securities, as follows:

12.1    Payment of Taxes, etc.  The Company shall pay and discharge, and cause each subsidiary to pay and discharge, if any, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any subsidiary; provided, however, that neither the Company, nor any subsidiary, shall be required to pay any such tax, assessment, charge, levy or claim which is being contested or extended in good faith and by appropriate proceedings if the Company or any subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto. The Company shall pay or cause to be paid, when due, or in conformance with customary trade terms or otherwise in accordance with policies related thereto adopted by the Board, all other indebtedness incident to operations of the Company.

12.2    Maintenance of Properties and Leases.  The Company will keep its properties and those of its subsidiaries, if any, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company and its subsidiaries, if any, will at all times comply with each material provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a material and adverse effect on the condition, financial or otherwise, or operations of the Company.

12.3    Accounts and Records.  The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis.

12.4    Independent Accountants.  The Company will retain independent public accountants of recognized national standing who shall certify the Company’s financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company, are terminated, the Company will promptly thereafter notify the Holders and will request the firm of independent public accountants whose services are terminated to deliver to the Holders a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to the Holders, the Company shall state whether the change of accountants was recommended or approved by the Board or any committee thereof.

12.5    Compliance with Requirements of Government Authorities.  The Company and all of its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets.

12.6    Maintenance of Corporate Existence, etc.  The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business.

12.7    Interested Person Transactions.  Neither the Company nor any of its subsidiaries shall enter into any agreement with any Interested Person (as defined below) of the Company or any of its subsidiaries, or an “affiliate” or “associate” of such person (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any agreement or other arrangement providing for the furnishings of services by, purchase or rental of real or personal property from, or otherwise requiring payments to, any such person or entity, without the approval at a duly held meeting of the Board of a majority of the members of the Company’s Board having no interest in such agreement or arrangement. Interested Person shall mean any current or former employee, stockholder (or any director, general partner, limited partner, member or manager of any stockholder), consultant, officer or director of the Company or any member of his, her or its immediate family (collectively, “Interested Persons”).

12.8    Stock Incentive Plan.  Except as the Board may unanimously approve otherwise, all options, grants and awards issued or granted to any employees, directors, consultants and other service providers under the Company’s 2003 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), shall be subject to vesting as follows: twenty five percent (25%) to vest on the first anniversary of the date of grant, with the remaining seventy five percent (75%) to vest monthly over the next thirty six (36) months thereafter. Except as the Board may unanimously approve otherwise, all options, grants and awards issued or granted to any employees, directors and consultants after the Closing (as defined in the Purchase Agreement) outside of the Plan, if any, shall be made in accordance with the terms and provisions of the Plan relating to stock vesting and repurchase upon termination of employment (whether or not the grant or issuance is made under the Plan). From and after the date of this Agreement, any notes issued by employees or consultants of the Company shall be accepted by the Company only upon the unanimous approval of the Board.

12.9    Termination of Covenants.  The covenants set forth in this Section 12 shall terminate and be of no further force and effect after the consummation of the Qualified IPO.

13.          Miscellaneous

13.1        Additional Stockholders.  Notwithstanding anything contained herein to the contrary, if the Company shall issue additional shares of Series D Preferred Stock to any purchaser in any subsequent closing pursuant to the Purchase Agreement, such purchaser, if not already a party to this Agreement, shall become a party to this Agreement as an “Investor” upon the Company’s receipt from such purchaser of an executed counterpart signature page or joinder to this Agreement.

13.2        Confidentiality.  Each Holder agrees, to use, and to employ its reasonable best efforts to insure that its authorized representatives use, the same degree of care as such Holder uses to protect its own confidential information, to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Holder may disclose such proprietary or confidential information to any member, partner, subsidiary, affiliate or parent of such Holder for the purpose of evaluating its investment in the Company as long as such member, partner, subsidiary, affiliate or parent is advised of, and agrees to abide by, the confidentiality provisions of this Section 13.2. Notwithstanding the foregoing, each Holder shall be permitted to disclose to its partners and prospective partners (or members and prospective members, or major stockholders and prospective major stockholders, as the case may be) summary financial information and summary narrative descriptions relating to the business of the Company. The provisions of this Section 13.2 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto.

13.3        Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California, without regards to its conflicts of laws principles. Each party hereto irrevocably and unconditionally (i) agrees that any action, suit or claim brought hereunder must be brought in the courts of the United States in the State of California or the state courts of the State of California which shall serve as the exclusive jurisdiction and venue for any and all disputes arising out of and/or relating to this Agreement; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

13.4        Notices, etc.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) five days after deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified, (iii) two days after deposit with an airborne or overnight courier, specifying priority delivery, with written verification of receipt and properly addressed to the party to be notified, or (iv) when received if transmitted by telecopy (to be followed by U.S. mail), electronic or digital transmission method. In each case notice shall be sent to the addresses set forth on the signature page or at such other address as such party may designate by written notice to the other parties hereto.

13.5        Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.

13.6        Attorneys’ Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, all reasonable fees, costs and expenses of appeals, in addition to any other relief to which such party may be entitled.

13.7        Amendment.  Any provision of this Agreement may be amended, waived, modified, discharged or terminated only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities (on an as-converted basis); provided, however, if such amendment or waiver would adversely affect the rights, or add to the obligations, of any series of Preferred Stock in a manner differently from the other series of Preferred Stock or any holder of Preferred Stock or Registrable Securities in a manner differently from other holders, as the case may be, then such amendment or waiver shall require the consent of the Investors holding a majority in interest of such series of Preferred Stock or such holder, as the case may be. Any amendment or waiver effected in accordance with this paragraph will be binding upon the Company and each Holder of any securities subject to this Agreement (including securities into which such securities are convertible) and future holders of all such securities. Any Holder may waive his or her rights or the Company’s obligations to such holder hereunder without obtaining the consent of any other person.

13.8        Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.9        Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

13.10      Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.11      Time is of the Essence.  Time is of the essence for each provision of this Agreement in which time is an element.

13.12      Exculpation Among Investors.  Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment decision or decision to invest in the Company. Each Investor agrees that no

Investor, nor the respective controlling persons, officers, directors, partners, agents, counsel, or employees of such Initial Investor shall be liable to such Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Series B Preferred Stock (and issuance of the Conversion Shares (as defined in the Purchase Agreement)).

13.13      Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

13.14      Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

13.15      Entire Agreement.  This Agreement, including the exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements (including the Prior Rights Agreement), or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

LINKEDIN CORPORATION

By:	/s/ Daniel Nye

Name:	Daniel Nye
Title:	Chief Executive Officer

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:

GREYLOCK XI LIMITED PARTNERSHIP

By: Greylock XI GP Limited Partnership
Its: General Partner

By:	/s/ Donald Sullivan

Name:	Donald Sullivan
Title:	Administrative Partner

GREYLOCK XI-A LIMITED PARTNERSHIP

By: Greylock XI GP Limited Partnership
Its: General Partner

By:	/s/ Donald Sullivan

Name:	Donald Sullivan
Title:	Administrative Partner

GREYLOCK XI PRINCIPALS LLC

By:	Greylock Management Corporation
Its:	Sole Member

By:	/s/ Donald Sullivan

Name:	Donald Sullivan
Title:	Treasurer

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:

Sequoia Capital XI
Sequoia Technology Partners XI
Sequoia Capital XI Principals Fund

By:	SC XI Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Michael Goguen

Name:	Michael Goguen
Title:	Managing Member

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:
BESSEMER VENTURE PARTNERS VI L.P.
BESSEMER VENTURE PARTNERS VI INSTITUTIONAL LP
BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P.
By: Deer VI & Co. LLC, General Partner

By:	/s/ Scott Ring
Scott Ring, General Counsel
Address:

c/o Bessemer Venture Partners
1865 Palmer Avenue
Suite 104
Larchmont, NY 10538

Tel. 914-833-5300

Email : transactions@bvp.com

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:

BAIN CAPITAL VENTURE INTEGRAL INVESTORS, LLC

By:	Bain Capital Venture Investors, LLC
its Administrative Member

By:	/s/ Mike Krupka

Name:	Mike Krupka
Title:	Authorized Person

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:

By:	/s/ Reid Hoffman

Name:	Reid Hoffman

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:

SAP AG

By:	/s/ Werner Brandt

Its:	Dr. Werner Brandt, Chief Financial Officer

Address:	Dietmar – Hopp – Allee – 16
69109 Waldorf
Germany

SAP AG

By:	/s/ Michael Junge

Its:	Michael Junge, General Counsel

Address:	Dietmar – Hopp – Allee – 16
69109 Waldorf
Germany

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement in

connection with LinkedIn Series D)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:

THE MCGRAW-HILL COMPANIES, INC.

By:	/s/ Glenn Goldberg

Name:	Glenn Goldberg
Title:	President of Information &
Media Division

Address:	1221 Avenue of the Americas
New York, NY 10020

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement in

connection with LinkedIn Series D)

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement on the date first set forth above.

INVESTOR:
THE GOLDMAN SACHS GROUP, INC.
By:	/s/ David Heller

Name:	David Heller
Title:	Assistant Secretary

(Signature Page to the Third Amended and Restated Investors’ Rights Agreement in

connection with LinkedIn Series D)

EXHIBIT A

Schedule of Investors

1.	Marc Andreesen
2.	Andrew Anker
3.	Bain Capital Venture Integral Investors, LLC
4.	Andrew Beebe
5.	Bessemer Venture Partners Co-Investment L.P.
6.	Bessemer Venture Partners VI L.P.
7.	Bessemer Venture Partners VI Institutional L.P.
8.	Robert Clarkson
9.	Robert DeSantis
10.	European Founders Fund GmbH
11.	Greylock XI - A Limited Partnership
12.	Greylock XI Limited Partnership
13.	Greylock XI Principals LLC
14.	Thomas Gruber
15.	Reid Hoffman
16.	Sarah Imbach
17.	Josh Koppelman
18.	Joe Kraus
19.	Jun Makihara
20.	Loic Le Meur
21.	Sunil Paul
22.	Gil Penchina
23.	Keith Rabois
24.	Sequoia Capital XI
25.	Sequoia Capital XI Principals Fund
26.	Sequoia Technology Partners XI
27.	John Shaull
28.	Silicon Valley Bank
29.	Peter Thiel
30.	SAP AG
31.	The McGraw-Hill Companies, Inc.
32.	The Goldman Sachs Group, Inc.